Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-135440, 333-128934, 333-166757 and 333-182597, Form S-4/A No. 333-187202, and Form S-8 to Form S-4/A No. 333-198000) of Consolidated Communications Holdings, Inc. of our reports dated March 6, 2014, relating to the consolidated financial statements of Enventis Corporation (formerly, Hickory Tech Corporation) (the “Company”), and the Company’s effectiveness of internal control over financial reporting, included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Spokane, Washington

December 22, 2014